FOR IMMEDIATE RELEASE

Contact:

Jeff Kelley

SVP, Head of Marketing

Calamos Advisors LLC

Direct: 630.577.9687

jkelley@calamos.com

Jennifer McGuffin

VP, Director of Corporate Communications

Calamos Advisors LLC

Direct: 630.245.1780

media@calamos.com

Calamos Dynamic Convertible and Income Fund (NASDAQ: CCD) Announces Close of Over-Allotment Option and Update Regarding Share Purchase Plan

Naperville, Illinois, May 13, 2015 – Calamos Dynamic Convertible and Income Fund (NASDAQ: CCD) today announced that the underwriters of its previously announced public offering of common shares, which closed on March 31, 2015, have exercised a portion of their over-allotment option and purchased an additional 2,179,445 common shares. The closing of the exercise of the over-allotment option occurred today. Net proceeds to the Fund from the exercise of the over-allotment option were approximately $52 million, after deducting underwriting discounts and commissions and other offering expenses. In total, an aggregate of 24,379,445 common shares were issued in the Fund’s public offering, resulting in net proceeds to the Fund of approximately $582 million.

Wells Fargo Securities, BofA Merrill Lynch, Ameriprise Financial Services, Inc., and RBC Capital Markets were lead managers of the underwriting syndicate for the offering.

As contemplated in the Fund’s prospectus, Calamos Advisors LLC, the Fund’s investment adviser, has implemented a share purchase program (the “Program”) designed to comply with various federal securities laws and safe harbors, including Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, (“1934 Act”) as well as other applicable law, including Regulation M under the 1934 Act. To implement the Program, Calamos Advisors LLC had initially determined to enter into a non-discretionary (10b5-1) plan, with transactions to begin on or about May 11, 2015, under which Calamos Advisors LLC would, through a plan agent, purchase up to $20,000,000 of common shares of the Fund in the open market, subject to a variety of market and discount conditions and a daily purchase limit.

Taking into consideration recent regulatory communications and in order to ensure compliance with Regulation M and other securities laws, Calamos Advisors LLC reiterates its intention to implement the Program consistent with applicable law and announces it has entered into an adjusted Rule 10b5-1 plan to provide increased liquidity for the Fund’s common shares. Commencing on July 7, 2015 and on each trading day through February 25, 2016, a broker-dealer not part of the syndicate for the Fund’s IPO, acting as plan agent, may purchase on behalf of Calamos Advisors LLC up to $125,000 of the Fund’s common shares (increased during a given week by the difference between such limit and the daily purchases actually made) or, if less, the maximum number of shares allowed under Rule 10b-18. Purchases under the Program will only be made if (1) the Fund’s common shares are trading at a 2% (or greater) discount to the Fund’s closing net asset value on the previous trading day, and (2) the SPDR Barclays Convertible Securities ETF has not traded down 2% or more from its previous closing market price during the trading day. As disclosed in the Fund’s prospectus, whether purchases will be made under the Program and how much will be purchased at any time is uncertain and will remain subject to the limitations and parameters of applicable securities laws, including Regulation M, and the provisions of the Program.

Calamos Dynamic Convertible and Income Fund is designed to offer total return through a combination of capital appreciation and current income by investing primarily in a portfolio of convertible and income producing securities, including high yield bonds. To help generate income and attempt to achieve a more favorable reward/risk profile, the Fund has the flexibility to opportunistically write options on a portion of the portfolio’s securities. The Fund’s common shares are traded on the NASDAQ Global Select Market under the symbol CCD.

A registration statement relating to the Fund’s common shares has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction. Before investing, an investor should carefully read the Fund’s prospectus, which includes a discussion of the Fund’s investment objective, risks, fees and expenses. A copy of the final prospectus relating to the offering of the Fund’s common shares may be obtained from the Fund without charge by calling 1.800.582.6959.

Additional information about the Fund can be found on our web site at: www.calamos.com/CCD.

The Fund intends to employ a level rate distribution policy, paying monthly distributions at the stated rates. Under the level rate distribution policy, distributions paid to common shareholders typically include net investment income and net realized short-term capital gains. When the net investment income, net realized short-term capital gains, and any net realized long-term capital gains are not sufficient, a portion of a level rate distribution will be a return of capital. A limited number of distributions per calendar year may include net realized long-term capital gains. There is no guarantee that the Fund will realize capital gains in any given year. Distributions are subject to re-characterization for tax purposes after the end of the fiscal year. All shareholders with taxable accounts will receive written notification regarding the components and tax treatment for distributions via Form 1099-DIV. Distributions from the Fund are generally subject to Federal income taxes. For purposes of maintaining the level rate distribution policy, the Fund may realize short-term capital gains on securities that, if sold at a later date, would have resulted in long-term capital gains. Maintenance of a level rate distribution policy may increase transaction and tax costs associated with the Fund. Please see www.calamos.com/taxcenter.aspx for more information.

Important Notes about Performance and Risk

Past performance is no guarantee of future results. As with other investments, market price will fluctuate with the market and upon sale, your shares may have a market price that is above or below net asset value and may be worth more or less than your original investment.

About Calamos

Calamos Advisors LLC is a wholly owned subsidiary of Calamos Investments LLC. Calamos Investments LLC is a diversified global investment firm offering innovative investment strategies including equity, lower-volatility equity, fixed income, convertible and alternative investments. The firm offers strategies through separately managed portfolios, mutual funds, closed-end funds, private funds, UCITS funds, and exchange traded funds. Clients include major corporations, pension funds, endowments, foundations and individuals, as well as the consultants and financial advisors who serve them. Headquartered in the Chicago metropolitan area, the firm also has offices in London and New York. For more information visit www.calamos.com.

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